Exhibit 99.4

Focusing our Future on the National Media Group

Published on May 3, 2021

Tom Harty

Chairman, President and Chief Executive Officer at Meredith Corporation

Meredith for the last three years has been a privilege for many reasons, chief among them being the company’s 120-year impact on American culture through the publishing of iconic and recognizable content that inspires millions of people.

The company has a long history of major milestones and today marks one such milestone as we announce the sale of our Local Media Group (LMG) to Gray Television. Moving forward, we are sharpening our focus exclusively on the National Media Group (NMG) portfolio, a choice we made carefully but with great enthusiasm. This transaction will improve our value among key stakeholders, accelerate our digital growth and deepen our cross-platform relationships with millions of American consumers.

Our potential going forward

Now more than ever women and families are looking inward to their households and prioritizing what really matters to them, seeking trusted, actionable content for every aspect of their lives. Such shifts in consumer behavior make this the right time to unleash our potential by focusing exclusively on our leading portfolio of iconic brands and unparalleled digital assets and capabilities aimed at serving Americans and their families through every stage of their journey.

Our digital business is large, profitable, and growing as it continues to account for a significant portion of Meredith’s total expected advertising revenues.

Our consumers’ deep digital engagement paired with our industry-leading first-party data and proprietary technology inspired us to increase our focus on assets that drive growth while also unlocking meaningful shareholder value, better serving advertisers, and accelerating Meredith’s financial priorities.

In short – it is time to lean further into our competitive advantage in the digital and consumer marketplace.

Unlocking meaningful value

I’m committed to making sure that our business partners, consumers, investors, and employees enjoy the very best of Meredith, and this latest announcement sharpens our focus so that we can deliver on that goal.

The sale of LMG advances all of the company’s financial priorities: reducing debt, allocating capital for fast-growing digital and consumer opportunities, and providing returns to shareholders.

While a reprioritization means positive things for our business, we don’t take LMG’s value to the Meredith legacy for granted. Our television stations have played a critical role in our development for the last 75 years and their outstanding coverage, local insight, and strong advertiser partnerships have been instrumental in our growth. We believe this transaction will allow LMG to continue to flourish and enhance the broadcast capabilities of Gray Television much in the same way it did for Meredith. I want to sincerely thank Patrick McCreery and his team for their outstanding leadership of LMG and dedication to our company.

Looking toward the future

I speak for the entire leadership team, the Board, and the Meredith family when I say that our future is bright.

Mell Meredith Frazier, vice chair of our Board of Directors, said it well: “We address the fundamental passions and concerns that women and families face every day, creating sought-after content that millions of Americans across generations have grown to know, love, and trust. We understand the trends and products that consumers crave better than any other media company, and we are incredibly proud and committed to keeping Meredith a thriving enterprise as dynamic as the lives our consumers lead.”

We all also recognize that none of this would be possible without the tireless dedication of our employees. Because of them, Meredith is home to the most valued and trusted media brands in the world, and that we have this incredible opportunity in front of us. I, along with the entire senior management team, thank them for their hard work and look forward to all that lies ahead.

Meredith Corporation LinkedIn and Facebook Post:

Today, we announced the sale of our Local Media Group to Gray Television as we focus exclusively on our iconic National Media Group portfolio. Read more about this important milestone in the acceleration of our digital growth and cross-platform consumer engagement: https://bit.ly/3xKK0qy

Meredith Corporation Twitter Post:

Today marks another exciting and significant milestone for Meredith as we announce the sale of the Local Media Group to @GrayTelevision. Read more: https://bit.ly/3xKK0qy

Meredith Corporation Instagram Post:

Today, we announced the sale of our Local Media Group to Gray Television as we focus exclusively on our National Media Group portfolio. Visit the link in our bio to read more about this important milestone in the acceleration of our digital growth and cross-platform consumer engagement.

Additional Information and Where to Find It

This communication is not a solicitation of a proxy from any shareholder of Meredith Corporation (the “Company”). In connection with the proposed merger and spin-off, the Company intends to file relevant materials with the SEC, including a proxy statement. In addition, the new public company to be spun-off and which will retain the name Meredith Corporation (“SpinCo”) intends to file a registration statement on Form 10 with respect to its common stock. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THESE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, SPINCO, GRAY TELEVISION, INC (“GRAY”), THE MERGER AND THE SPIN-OFF. The proxy statement and Form 10, and other relevant materials (when they become available), and any other documents filed by the

Company, SpinCo and Gray with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. The documents filed by the Company may also be obtained for free from the Company’s Investor Relations web site (http://ir.meredith.com) or by directing a request to the Company’s Shareholder/Financial Analyst contact, Mike Lovell, Executive Director of Corporate Communications, at 515-284-3622.

Participants in the Solicitation

The Company and Gray and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the security holders of the Company in connection with the proposed merger and spin-off. Information about Gray’s directors and executive officers is available in Parent’s definitive proxy statement, dated March 25, 2021, for its 2021 annual meeting of shareholders. Information about the Company’s directors and executive officers is available in the Company’s definitive proxy statement, dated September 25, 2020, for its 2020 annual meeting of shareholders. Other information regarding the participants and description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and Form 10 registration statement regarding the proposed merger and spin-off that the Company, SpinCo and Gray will file with the SEC when it becomes available.